                   Exhibit 10.01
Subject: Salary increase - STRICTLY PRIVATE & CONFIDENTIAL

Dear Paco Ybarra,

I am writing to confirm that you are eligible to receive a salary increase subject to the terms and conditions set out in this communication. Please acknowledge your understanding and acceptance of the amendments to your contract of employment set out below (and in particular in clauses 1, 4 and 5) by signing the bottom of this letter and returning to your local HR representative no later than 3rd July 2020.

General

1.Effective from 1 January 2020, you will receive a salary increase of GBP 150,000 taking your yearly salary to GBP 1,000,000.

2.Subject to paragraph 3, your first salary increase payment will take effect through the Company payroll. The first payment will include an additional sum representing a backdated amount to 1 January 2020.

Impact on Benefits

3.For benefits which already have salary caps, those caps will continue to apply subject to the Company’s power to change those caps from time to time at its complete discretion as currently.

4.For the purpose of determining the following (and without prejudice to the Company’s right from time to time to change any discretionary benefit): any payment in lieu of notice, payment in lieu of accrued holiday on termination, any discretionary redundancy/severance pay and discretionary sick pay; your salary will be capped at £375,000.

Deferral of incentive payments

5.You will be notified subsequently of the precise deferral structure for the current year, as well as the post- vesting "retention period" during which a sales restriction continues to apply. Please note that Citi’s deferral arrangements may vary from year to year at Citi’s entire discretion. We will let you know the deferrals applicable for the current year when we are in a position to do so.

6.Please note that this structure may be subject to change by Citi and is also dependent on ongoing regulatory requirements and overall levels of total compensation.

Miscellaneous

7.The details of this increase will be publicly filed as required by US law.

8.The salary increase is offered by the Company on the understanding that it is in compliance with current regulatory requirements governing the remuneration of material risk takers. In the event that:

a.the Company becomes subject to rules or guidance (issued by the PRA, the FCA or the EBA or other competent regulatory authority) that indicate that the salary increase does not comply with the Pay Regulations, or will not constitute fixed pay; or

b.the PRA, the FCA or any other competent regulator notifies the Company that the salary increase does not comply with the Pay Regulations (or does not constitute fixed pay),

then the Company reserves the right to terminate or amend the terms on which the salary increase is paid so far as the Company considers reasonably necessary.

9.The salary increase will be paid monthly on the usual pay date. Please check your payroll information. If for any reason, you consider you have been paid an incorrect amount, you should contact your HR.

10.For the purposes of this letter:

"Company" means the member of the Group by which you are employed or engaged from time to time; and

"Group" means Citigroup Inc. and any holding company or companies of Citigroup Inc. and any subsidiary or subsidiaries of Citigroup Inc. or of any such holding company and "holding company" and "subsidiary" shall have the meanings assigned to them respectively by s.1159 Companies Act 2006.

“Pay Regulations” refers to CRDIV, the EBA Guidelines on Sound Remuneration Policies, and any local regulations implementing these.

11.All other terms and conditions of your employment remain unchanged and in full force and effect.

/s/ Louise Bushby

Sincerely, Louise Bushby
EMEA Head of Reward and Mobility
For and on behalf of the Company

Text for attestation:

I understand and agree to the amendments to my contract of employment set out in the salary increase email sent on 19th June 2020.

/s/ Paco Ybarra

Paco Ybarra

Dated: 29th June 2020